Exhibit 10.29

FAIRPOINT COMMUNICATIONS, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into this 1st day of July, 2009, by and between FairPoint Communications, Inc. (the “Company”) and David L. Hauser (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have entered into an employment agreement dated as of June 11, 2009 (the “Employment Agreement”) that provides for the grant of restricted stock to the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of such grant of restricted stock to the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and in the Employment Agreement, the Company and the Executive hereby agree as follows:

1.                                       Grant of Restricted Stock.  Subject to the restrictions and conditions of this Agreement, the Company hereby evidences and confirms that the Company shall issue to the Executive in book entry form on each of the dates in the following table that number of whole Shares of Common Stock determined by dividing the amount specified in the table opposite each such date by the “Company Stock Value” (as defined below) as of each such date.

Date of Issuance	Value of Shares to be Issued
Date of this Agreement	$500,000
First anniversary of date of this Agreement	$1,750,000
Second anniversary of date of this Agreement	$1,750,000

The term “Company Stock Value” as of each date for the issuance of Shares pursuant to this Agreement shall be equal to the average closing prices of the Company’s Common Stock during the 30 calendar days immediately preceding each such date of issuance.

Notwithstanding the foregoing, (i) in the event the Executive’s employment with the Company terminates prior to the second anniversary of the date of this Agreement by reason of the Executive’s death or “Disability” (as defined in the Employment Agreement) or under circumstances entitling the Executive to receive “Severance Benefits” from the Company pursuant to Section 4(a) of the Employment Agreement (each a “Special Termination”), the Company shall issue to the Executive as of the date of such termination all remaining Shares that would have been issued to the Executive pursuant to the immediately preceding paragraph based on the Company Stock Value as of the date of such termination and (ii) in the event the Executive’s employment with the Company terminates prior to the second anniversary of the date of this Agreement for any reason other than a Special Termination, the Company shall not issue any additional Shares to the Executive pursuant to this Agreement.

All Shares issued to the Executive pursuant to this Paragraph 1 shall be subject to the restrictions contained herein and are referred to as “Restricted Stock.”

2.                                       Vesting.

(a)                                  Lapse of Period of Restriction.  The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise directly or indirectly encumbered or disposed of until the end of the Period of Restriction.  Subject to the Executive’s continuous employment with the Company, the Period of Restriction shall lapse, and 100% of the Restricted Stock shall become vested, on July 1, 2012.

(b)                                 Termination of Employment Prior to Lapse of Period of Restriction.  Notwithstanding anything contained in this Agreement to the contrary, in the event the Executive’s employment with the Company terminates prior to lapse of the Period of Restriction pursuant to Paragraph 2(a) above by reason of a Special Termination, the Period of Restriction shall lapse, and 100% of the Restricted Stock (including any Restricted Stock issued to the Executive in connection with the termination of the Executive’s employment) shall become vested.  In the event the Executive’s employment with the Company terminates prior to the lapse of the Period of Restriction pursuant to Paragraph 2(a) above for any reason other than a Special Termination, the Restricted Stock held by the Executive for which the Period of Restriction has not then expired shall be forfeited and canceled as of the date of such termination.

3.                                       Executive’s Rights with Respect to Restricted Stock.

(a)                                  Issuance of Additional Restricted Stock.  If, prior to December 31, 2010, the Company completes a restructuring in any manner of its indebtedness and such restructuring includes a cancellation or exchange of all or part of the Company’s indebtedness for Shares of Common Stock that results in the reduction in the value of the Restricted Stock issued to the Executive on the date of this Agreement, then the Company shall issue that number of additional Shares of Restricted Stock to the Executive determined by dividing such reduction by the Fair Market Value of the Shares immediately following the completion of the restructuring.  For purposes of the foregoing, the reduction in value shall be equal to the excess of (i) the Fair Market Value of the Shares issued to the Executive on the date of this Agreement immediately following the completion of the restructuring over (ii) the product of (A) the number of such Shares and (B) the average closing price of the Common Stock during the 5 trading day period ending with the third trading day immediately preceding the public announcement of the restructuring.  The Company and the Executive have previously exchanged examples of the methodology for determining the additional Shares of Restricted Stock the Executive would be entitled to receive pursuant to this Paragraph 3(a) upon the completion of a restructuring of the Company’s indebtedness.

(b)                                 Dividends.  All dividends paid with respect to the Restricted Stock prior to the lapse of the Period of Restriction shall be reinvested in additional Shares, and such additional Shares shall have the same status, be subject to the same restrictions and bear the same legend as the Shares of Restricted Stock, and shall be held by the Company for as long as the Shares of Restricted Stock are so held.

(c)                                  Other Stockholder Rights.  The Executive shall have, with respect to all issued Restricted Stock, the right to vote such Restricted Stock, but shall otherwise enjoy none of the rights of a stockholder unless and until the lapse of the Period of Restriction with respect to such Restricted Stock.  Any securities issued to or received by the Executive with respect to the Restricted Stock as a result of a stock split, a combination of shares or any other change or exchange of the Restricted Stock for other securities, by reclassification, reorganization, distribution, liquidation, merger, consolidation, or otherwise, shall have the same status, be subject to the same restrictions and bear the same legend as the Shares of Restricted Stock such securities are issued for, and shall be held by the Company for as long as the Shares of Restricted Stock such securities are issued for are so held, unless otherwise determined by the Committee.

(d)                                 Legend.  Until the lapse of the Period of Restriction, each certificate evidencing the Restricted Stock shall be registered in the Executive’s name and shall bear the following legend:  “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE COMPANY, AND NEITHER

THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

4.                                       Taxes.

(a)                                  Section 83(b) Election.  Upon each issuance of Shares of Restricted Stock hereunder, the Executive may make an election to be taxed upon such award under Section 83(b) of the Code.  To effect such election, the Executive shall file an appropriate election with the Internal Revenue Service within thirty (30) days after the issuance of the Shares and otherwise in accordance with applicable Treasury Regulations.

(b)                                 Share Withholding.  Upon the lapse of the Period of Restriction, the Company will automatically withhold a number of Shares having a fair market value equal to the minimum amount of any federal, state and local taxes of any kind (including the Executive’s FICA obligation) required by law to be withheld, unless the Executive notifies the Company 30 days prior to the lapse of the Period of Restriction that he will satisfy his tax withholding obligations in cash.

(c)                                  Cash Withholding.  In the event the Executive chooses to satisfy the Executive’s tax withholding obligations in cash and complies with the above notification requirement, the Executive shall, no later than the date as of which any amount related to the Shares first becomes includable in Executive’s gross taxable income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including the Executive’s FICA obligation) required by law to be withheld with respect to such amount.

(d)                                 Other Withholding.  The obligations of the Company under this Agreement are conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any withholding taxes not paid by the Executive from any payment of any kind otherwise due to the Executive.

5.                                       Beneficiary Designation.  The Executive may designate a beneficiary or beneficiaries to receive all or part of the Restricted Stock with respect to which the Period of Restriction shall lapse in the event of the Executive’s death.  If no beneficiary is designated, such Restricted Stock shall be released to the estate of the Executive.

6.                                       No Guarantee of Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Executive’s employment at any time, nor shall it confer upon the Executive any right to continue in the employ of the Company.

7.                                       Interpretation; Construction.  The Committee shall have the responsibility of construing and interpreting this Agreement.  Any determination or interpretation by the Committee under or pursuant to this Agreement shall be made in its sole discretion and shall be final and conclusive on all persons affected hereby for all purposes.

8.                                       Miscellaneous.

(a)                                  Counterparts.  This Agreement may be executed in several counterparts each of which is an original.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(b)                                 Contents of Agreement; Parties-In-Interest.  This Agreement and the Employment Agreement set forth the entire understanding of the parties regarding the subject matter hereof and thereof.  Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.  All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and the Executive.  Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

(c)                                  Governing Law.  This Agreement shall be governed by the laws of the State of Delaware to the extent not preempted by applicable federal law.

(d)                                 Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

(e)                                  Notices.  All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by reputable overnight courier or registered or certified mail, postage prepaid, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

If to the Company, to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

Facsimile:  (704) 344-1594

Attn:  Shirley J. Linn, Esq.

If to the Executive, to:

Most recent address on the Company’s

employment records for the Executive

(f)                                    Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the Company and the Executive.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

9.                                       Definitions.  Capitalized terms used herein without definition shall have the meaning given in the FairPoint Communications, Inc. 2008 Long Term Incentive Plan.  However, the Restricted Stock shall not be issued or granted under the FairPoint Communications, Inc. 2008 Long Term Incentive Plan or otherwise be subject to the terms and conditions of such Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed in duplicate as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
Name:	Shirley J. Linn
Title:	Executive Vice President

EXECUTIVE

/s/ David L. Hauser
David L. Hauser